Exhibit 10.56

PARTICIPATION AGREEMENT
(Tuscaloosa Marine Shale)

This Participation Agreement (“Agreement”) is entered into effective as of August 27, 2012, by and between Juneau Exploration, L.P. (“JEX”), a Texas limited partnership, whose address is 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098, and Conterra Company (“CC”)], a Delaware corporation, whose address is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098. JEX and CC are hereinafter each individually referred to as “Party” and collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, JEX is engaged in the business of the acquisition, exploration and exploitation of oil and gas reserves onshore and offshore the United States;

WHEREAS, JEX has developed exploration prospects in central Louisiana and Mississippi for the Tuscaloosa Marine Shale (TMS) and has negotiated leases and other rights for CC for the TMS of approximately 25,000 acres and may acquire rights to additional properties in the area shown on Exhibit A (“Lease” and “Leases”).

WHEREAS, JEX has prepared a drilling program for the Leases;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, benefits and promises hereinafter set forth, and upon all of the terms and conditions set forth in this Agreement, the Parties do hereby and by these presents agree to the following:

ARTICLE I
DEFINITIONS

The following terms, when used in this Agreement, or any Exhibit hereto, shall have the following meanings, to-wit:

1.1    Base Royalty shall mean the lessor’s royalty reserved in a Lease.

1.2    Casing Point shall mean such time as a Well has been drilled to the Objective Depth, logged, evaluated and sufficient tests have been run in order that a determination may be made to either set production casing or to plug and abandon the Well as a dry hole.

1.3    Effective Date shall mean August 27, 2012.

1.4    Collins ORRI shall mean an overriding royalty interest equal to 1.0% of 8/8 affecting production attributable to certain of the Leases that has been assigned or will be assigned by CC to Dan S. Collins pursuant to the terms of that certain Land Services Contract dated February 21, 2012 by and between Juneau Exploration, L.P., Conterra Company, Dan S. Collins and Dan S. Collins, CPL & Associates.

1.5    JEX Employee ORRI shall mean an overriding royalty interest equal to 2.0% of 8/8, as adjusted in Section 2.3, affecting production attributable to Leases that has been assigned or will be assigned by CC to certain employees of JEX, as designated by JEX.

1.6    Objective Depth shall mean the depth at which a Well must be drilled as provided in Section 3.1 of this Agreement.

1.7    Operating Agreement or JOA shall mean the Joint Operating Agreement for the Leases to be attached hereto as Exhibit B prior to spudding an initial Well, that shall govern operations conducted on the Leases, except as otherwise expressly provided for herein.

1.8    Operator shall mean CC.

1.9    Carried Through the Tanks shall mean such time as a Well for a Prospect has been drilled to the Objective Depth, logged, evaluated and tested and either (a) plugged and abandoned as a dry hole (including removal of equipment and restoration of the leased premises) or (b) completed for initial production of hydrocarbons, including setting production casing, perforating the casing, stimulating the well and conducting production tests, installing, as applicable, flowlines, pipelines, production facilities, tank batteries and all other equipment and facilities necessary to obtain production of hydrocarbons from a Well and actual production of hydrocarbons has commenced.

1.10    Prospect shall mean an area and depth within which there is expected to occur a commercial accumulation of oil and/or gas.

1.11    Shale Oil and Gas ORRI shall mean an overriding royalty interest equal to 2.0% of 8/8 affecting production attributable to certain of the Leases that has been assigned or will be assigned by CC to Shale Oil and Gas, LLC, pursuant to the terms of that certain agreement with Shale Oil and Gas, LLC.

1.12    Term shall mean from the Effective Date until the Operating Agreement pertaining to a Lease is no longer in full force and effect or in the case of a Lease that is not covered by an Operating Agreement, the date such Lease expires. The expiration of this Agreement shall occur on the date of expiration of the final Lease or Operating Agreement in existence to expire.

ARTICLE II
REPRESENTATIONS AND COVENANTS

2.1    JEX Representation. JEX represents and warrants that the Net Revenue Interest provided to CC pursuant to each Lease subject to this Agreement shall be at least 75% .

2.2    ORRI Covenant. CC agrees to assign the Shale Oil and Gas ORRI upon request by Shale Oil and Gas, LLC, to assign the JEX Employee ORRI upon request by JEX to employees of JEX, as designated by JEX and to assign the Collins ORRI upon request as applicable pursuant to the terms of that certain Land Services Contract dated February 21, 2012 by and between Juneau Exploration, L.P., Conterra Company, Dan S. Collins and Dan S. Collins, CPL & Associates.

2.3    Additional ORRI. In the event any Lease has been or will be acquired in which neither the Collins ORRI nor the Shale Oil and Gas ORRI is applicable, CC agrees to increase the JEX Employee ORRI to 3.33333% if and to the extent the Net Revenue Interest provided to CC pursuant to such Lease is at least 75%.

ARTICLE III
NOTIFICATION OF PROSPECT

3.1    JEX Prospect. JEX will identify from time to time a Prospect underlying a Lease suitable for the drilling of a well (“Well”) and will provide CC with the following:

•	a map or plat depicting the outline of the lands included in the Prospect; and

•	the minimum depth interval to be drilled and tested with respect to a Well for the Prospect (“Objective Depth”).

ARTICLE IV
WELLS

4.1    Drilling of Well. On or before the expiration of the Term of this Agreement, subject to rig availability, obtaining requisite governmental permits, and the approval of CC, CC shall commence, or cause to be commenced, the drilling of Wells, at a location or locations on the Leases mutually acceptable to the Parties, and shall prosecute same in a diligent and workmanlike manner to the Objective Depth.

4.2    JEX Interest. With respect to the drilling of a Well, JEX shall be entitled to an undivided 10% of 100%, being 10%, working interest (including record title and operating rights) free and clear of all costs and expenses associated with a Well drilled until Carried Through the Tanks (such undivided 10% interest until Carried Through the Tanks is referred to hereafter as the “Carried Interest”). CC, as Operator, will bear all costs and expenses attributable to such Carried Interest prior to being Carried Through the Tanks, together with all costs and expenses pertaining to a Well attributable to the remaining undivided 90% working interest.

ARTICLE V
OPERATING AGREEMENT; INSURANCE

5.1    Operator. CC shall serve as Operator of each Lease where the Parties have the power and authority to elect CC as Operator, and, except as otherwise provided in this Agreement, all operations hereunder shall be conducted in accordance with the terms and provisions of the Operating Agreement. In the event of a conflict or inconsistency between the terms and conditions contained in this Agreement and those set forth in the Operating Agreement, this Agreement shall control and prevail.

5.2    Operating Agreement. Each Party hereto agrees, where feasible, to execute the Operating Agreement, and all documents provided for therein requiring execution by the Parties promptly before drilling a Well on a Lease.

5.3    Insurance. Operator shall provide and maintain the insurance set forth in Exhibit “B” (insurance provisions) to the Operating Agreement and shall charge each Party its proportionate share of the costs of the coverage. No other insurance shall be carried for the benefit of the Parties under the Operating Agreement, except as provided in Exhibit “B” thereto. Any deductibles or deficiencies in the insurance provisions of Operator or of Operator’s contractors and subcontractors shall be the sole responsibility of each Party.

ARTICLE VI
GENERAL PROVISIONS

6.1    Amendments. This Agreement shall not be modified or amended except by the mutual agreement of the Parties in writing. No action or failure to act on the part of any Party shall be construed as a modification or amendment to, or a waiver of, any of the provisions of this Agreement.

6.2    No Waiver. Either Party’s failure to enforce any of the provisions set forth in this Agreement shall effect a waiver of any violation thereof nor preclude enforcement of that or any other provisions hereof at that or any other time.

6.3    Audit Rights. Upon written notice to a Party, either Party (“Requesting Party”) may examine the accounts or records of the other Party from time to time during normal business hours required to verify a Party’s compliance with the financial obligations assumed by that Party in this Agreement. Such examination shall be made directly by the Requesting Party at its expense or through an independent accounting firm of the Requesting Party’s choice retained at the Requesting Party’s expense.

6.4    Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is held by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, all of the remaining terms and provisions of this Agreement shall nevertheless remain in full force and effect.

6.5    Further Assurances. Each Party agrees to execute and deliver all such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate and perform all of the terms and provisions of this Agreement.

6.6    Surviving Obligation. THE TERMINATION OF THIS AGREEMENT SHALL NOT RELIEVE ANY PARTY HERETO FROM ANY EXPENSE, LIABILITY OR OTHER OBLIGATION OR ANY REMEDY THEREFORE WHICH HAS ACCRUED OR ATTACHED PRIOR TO THE DATE OF SUCH TERMINATION.

6.7    Relationship of Parties. The relationship of the Parties set forth in this Agreement shall be treated as a partnership for United States federal income tax purposes and be subject to all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the Internal Revenue Code, and if applicable, the tax laws of the State of Texas. The terms and provisions of the Tax Partnership Agreement attached as Exhibit “H” to the JOA shall apply to the relationship of the Parties under this Agreement. Except with respect to the Tax Partnership Agreement and the federal and state tax laws, it is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership of any kind, joint venture or association, trust or other character of business entity recognizable in law for any purpose. Except with respect to the Tax Partnership Agreement and the federal and state laws, this Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant, or employee of any other Party for any purpose whatsoever, except as explicitly set forth in this Agreement. In either relation with each other under this Agreement, the Parties shall not be considered fiduciaries, except as may be expressly provided in this Agreement.

6.8    Counterpart Execution. This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the effect as if all Parties had signed the same instrument. No Parties shall be bound by this Agreement unless and until all Parties have executed and delivered a counterpart or the original hereof.

6.9    Notices. All notices authorized or required from or to a Party pursuant to this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, overnight express delivery, courier service, email, or facsimile (with receipt confirmed), postage or charges prepaid, and addressed to such Party at the address set forth above.

6.10    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to principles of conflicts of law).

[Signature Page Follows]

IN WITNESS WHEREOF, this instrument is executed by each of the Parties as of the date first above written.

JUNEAU EXPLORATION, L.P.

/s/ JOHN W. BURKE
Name: John W. Burke                                         Title: Vice President - Land

CONTANGO OPERATORS, INC.

/s/ SERGIO CASTRO
Name: Sergio Castro
Title:     Vice President

-#PageNum#-